Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Lori Swarthout (262) 636-1651 l.a.swarthout@na.modine.com

Modine Promotes Scott Bowser to Vice President, Chief Operating Officer, effective January 1, 2019

Tom Marry, Executive Vice President and Chief Operating Officer, to Retire after Distinguished 20-Year Career

Racine, WI – September 26, 2018 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that Scott Bowser, currently Vice President, Global Operations, will succeed Tom Marry as Vice President, Chief Operating Officer (COO), on January 1, 2019.  As Vice President and COO, Bowser will be responsible for leading Modine's Global Operations and Research & Development functions.  He will report directly to Thomas Burke, President, Chief Executive Officer and a member of Modine’s Board of Directors.

“Scott’s promotion is a component of our executive leadership succession planning strategy.  I have confidence that he is the right choice to lead Modine operations into the future,” Burke said.  “His diverse background and business acumen will drive Operational Excellence at Modine, support the execution of our Strengthen, Diversify & Grow (SDG) strategies, and ultimately assist us in creating value for our stakeholders.”

Bowser has been with Modine for 20 years.  He has served as Vice President, Global Operations since May, 2017 and prior to that has held a variety of leadership roles including: General Sales Manager – Truck Division, Managing Director – Brazil, Regional Vice President – Americas, and Regional Vice President – Asia.  He has a bachelor's degree in Physics and Mathematics from Anderson College and an MBA from Bowling Green State University.

 “I am honored and excited to take on this role and look forward to collaborating with our talented executive leadership team to deliver on the SDG strategic actions we’ve outlined to drive growth and improve operational performance across our global organization,” said Bowser.

Concurrent to Bowser’s appointment, Tom Marry, Executive Vice President and Chief Operating Officer, will retire after a distinguished 20-year career in various leadership roles at Modine.   Marry will stay with Modine through the end of 2018, to ensure a smooth transition and serve as an adviser on key operating initiatives.

“For over two decades, Tom has helped shape Modine into the innovative, global diversified industrial company we are today,” said Burke.  “He has been a key member of my team and a consummate leader who will be remembered by everyone at Modine as a man of great character, intellect and integrity.   He is also a great friend, and will remain so. I want to wish Tom and his family continued success and happiness in the future.”

Marry began his career with Modine in 1998 as Marketing Manager after previous assignments with General Motors Company, Bosch and Milwaukee Electric Tool Corporation. He progressed through a series of increasingly responsible positions within the company, including Manager - Sales, Marketing and Product Development; Director - Engine Products; General Manager - Truck Division; and Managing Director - Powertrain Cooling Products. He also served Modine as Regional Vice President, Asia and Commercial Products Group and Executive Vice President - Europe, Asia and Commercial Products Group.  Marry was named Executive Vice President, Chief Operating Officer in 2012 and has been responsible for leading Modine's Global Operations as well as Purchasing and Information Technology functions.

“I’m grateful to have spent the past 20 years at this dynamic company, and deeply honored to have had the opportunity to serve as EVP and COO for the past six years.  I’m very proud of the innovative work my colleagues have accomplished and look forward to watching Modine continue to flourish in the years to come,” said Marry.

About Modine

Modine, with fiscal 2018 revenues of $2.1 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business units: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.